TURNER FUNDS

                                 CLASS II SHARES

                        AMENDED AND RESTATED DISTRIBUTION
                                      PLAN

         WHEREAS, Turner Funds (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the "1940 Act") and the Trust desires to compensate the principal underwriter (the "Distributor") for offering units of beneficial interest of Class II Shares ("Shares") of any of the Trust's Funds (the "Funds") listed in Exhibit A hereto; and

         WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Trustees of the Trust must adopt a plan under which the Distributor will provide the distribution services stated in Section 2; and

         WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Plan will benefit the Funds of the Trust and the holders of Class II Shares of such Funds;

         NOW, THEREFORE, the Trustees of the Trust hereby adopt the following Plan.

         Section 1. The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses relating to the distribution of the Class II Shares of the Trust.

         Section 2. The Trust will pay the Distributor a fee up to the amount set forth in Exhibit A for distribution services. The Distributor may use this fee as (i) compensation for its services in connection with Class II distribution assistance; or (ii) a source of payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Distributor's affiliates and subsidiaries as compensation for services or reimbursement of expenses incurred in connection with Class II distribution assistance.

         Section 3. The maximum fee payable to the Distributor pursuant to
Section 2 above with respect to Class II Shares of any Fund shall not exceed Seventy-Five basis points (0.75%).

         Section 4. This Plan shall not take effect with respect to the Class II Shares of any Fund until it has been approved (a) by a vote of at least a majority of the outstanding Class II Shares of such Fund if such vote is required by the 1940 Act; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined in Section 10 herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

         Section 5. This Plan shall continue in effect for a period of more than one year after it takes effect, only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 4 herein for the approval of this Plan.

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         Section 6. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         Section 7. This Plan may be terminated with respect to the Class II Shares of any Fund at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding Class II Shares of such Fund.

         Section 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the outstanding Class II Shares of the Funds, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

         Section 9. This Plan may not be amended to increase materially the maximum amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding Class II Shares of the Funds, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 4 herein for the approval of this Plan.

         Section 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         Section 11. While this Plan is in effect, the selection and nomination of those Trustees who are not "interested persons" of the Trust within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

         Section 12. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

                                                  Dated as of November 17, 2006.

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                                    EXHIBIT A

                       The Turner Funds - Class II Shares
                                Distribution Fees

CLASS II SHARES                                                    BASIS POINTS
---------------                                                    ------------
Midcap Growth Fund................................................. Twenty-Five

Calculation of Fees

Distribution fees are based on a percentage of the Funds' average daily net assets attributable to Class II Shares of each listed Fund.

Dated: November 17, 2006